Exhibit 10.1

SECOND AMENDMENT TO STOCK ACQUISITION AGREEMENT

This SECOND AMENDMENT TO STOCK ACQUISITION AGREEMENT (this “Amendment”), dated as of May 23, 2022, is to that certain Stock Acquisition Agreement dated as of October 20, 2021 (as amended by that certain Amendment to Stock Acquisition Agreement dated as of December 19, 2021, the “Original Agreement” and, as amended by this Amendment, the “Agreement”) entered into by and among Madison Technologies, Inc., a Nevada corporation (“Acquiror”), Top Dog Productions, Inc., a California corporation doing business as “The Jay and Tony Show” (the “Company”), Jay Blumenfield and Anthony Marsh (each, a “Transferor” and collectively, the “Transferors” and, with the Company and the Acquiror, the “Parties” ).

WHEREAS, the Parties desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration for the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Amendments.

Section 1.1 The first two sentences of Section 1.2 of the Original Agreement are hereby amended and restated in their entirety as follows: “The purchase price for the Shares (the “Purchase Price”) shall be paid in shares of Common Stock, par value $0.001 per share of the Acquiror (“Common Stock”) (and not in cash) pursuant to Section 2.5.”

Section 1.2 Section 2.5 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Manner of Payment. The Purchase Price shall be paid to the Transferors as follows: Acquiror shall issue to each Transferor a stock certificate (which may be done electronically by book entry if available) evidencing such Transferor’s Pro Rata Share of the number of Acquiror Shares equal to the Purchase Price minus the Holdback Shares (each, a “Closing Acquiror Share Certificate”) and deliver a Closing Acquiror Share Certificate to each Transferor at the Closing. The Closing Acquiror Share Certificates shall be returned by the Transferors to Acquiror from time to time to reflect any cancellation and/or re-issue of Acquiror Shares pursuant to Section 10.6. The Parties agree that the aggregate number of shares of Common Stock to be issuable to the Transferors pursuant to the terms of this Agreement (the “Acquiror Shares”) as the Purchase Price shall be equal to 25,000,000. Notwithstanding the foregoing, in the event of any stock split (reverse or forward), stock dividend or other similar action from and after the date of this Agreement, appropriate adjustments shall be automatically made to foregoing provisions (including the number of Acquiror Shares) and any other provision in this Agreement relating thereto to reflect such action.”

Section 1.3. Subsections (a) through (d) of Section 2.7 of the Original Agreement are hereby amended and restated in their entirety as follows:

“(a) Such number of Acquiror Shares as shall equal fifty percent (50%) of the Purchase Price (the “Holdback Shares”) shall be held in escrow by the Acquiror commencing on the Closing Date. Twenty percent (20%) of the Holdback Shares shall be held in escrow for the period commencing on the Closing Date and ending on the two-year anniversary thereof anniversary thereof (the “Expiration Date”) to serve as a source of security for the Transferors’ obligations after the Closing under this Agreement, including its indemnification obligations under Article 10 (the “Indemnity Shares”). The remaining eighty percent (80%) of the Holdback Shares shall be released from escrow on the terms hereinafter set forth upon the occurrence of the Milestone Release Event (the “Milestone Shares”). Notwithstanding anything in this Agreement to the contrary, in the event that the Company has not repaid Acquiror in full all amounts outstanding (including all principal, accrued interest and any other obligations) under any intercompany loan or advance agreements (including, without limitation, pursuant to that certain Amended and Restated Secured Loan and Security Agreement dated May 23, 2022 between the Company and Acquiror (the “Loan Agreement”) and Section 7.11 of this Agreement) by December 31. 2023 (such failure to repay, a “Repayment Failure”), then such event shall be deemed a Milestone Failure and the Holdback Shares shall be cancelled in full and not released from escrow notwithstanding the occurrence of any Milestone Release Event.

(b) As used herein:

(i) “Milestone” means that for the calendar year commencing on January 1, 2024 and ending on December 31, 2024, the Company achieves earnings before interest, taxes, depreciation and amortization (as determined by the Acquiror’s accounting firm) of at least $3,500,000 during such calendar year;

(ii) “Milestone Failure” means either (A) the Acquiror’s accounting firm’s determination that the Milestone has not been achieved or (B) the occurrence of a Repayment Failure;.

(iii) “Milestone Success” means the Acquiror’s accounting firm determination that the Milestone has been achieved; and

(iv) “Milestone Release Event” means either (A) the date on which the Acquiror’s accounting firm determines and provides written confirmation thereof to the Acquiror of the Milestone Failure or the Milestone Success, or (B) December 31, 2023 in the event of a Repayment Failure.

(c) Upon the determination of Milestone Failure, subject to Section 2.7(d)(i), all of the Milestone Shares shall automatically be cancelled on the Milestone Release Event relating to the determination of the Milestone Failure without any consideration owed to any Transferor in respect of the Milestone Shares and without the need for any action by Acquiror, the Transferors or any other Person.

(d) Within five (5) Business Days after a Milestone Release Event relating to the determination of a Milestone Success, Acquiror shall disburse the Milestone Shares to the Transferors in accordance with their respective Pro Rata Share; provided, that if as of the date of such Milestone Release Event, there are actual or pending claims under Article 8 or Article 10 that, in the aggregate, have a potential value (as calculated in accordance with Article 10) that exceed the value of the Indemnity Shares that would remain after such payment of the Milestone Shares, then such number of Milestone Shares with a value (as calculated in accordance with Article 10) as would be necessary (together with the Indemnity Shares that will continue to be held in escrow) to fully fund such claims will be retained in escrow pending the resolution of such claims (and shall be considered to be Indemnity Shares until such resolution), and the remainder of the Milestone Shares shall be disbursed to the Transferors in accordance with their respective Pro Rata Share.

(e) The Acquiror undertakes not to liquidate the Company or merge the Company into the Acquiror prior to the earlier to occur of a Milestone Failure or December 31, 2024; provided, that in the event the Acquiror determines to take either of the foregoing actions prior to the earlier to occur of such dates, it shall be permitted to do so without any further action required on the part of the Transferors if, in connection therewith, it releases the Milestone Shares not then subject to indemnification obligations under Article 10 to the Transferors. In addition, in the event that (i) the Company is permitted to make a borrowing under the Loan Agreement, (ii) the Acquiror fails to fund such borrowing under the terms of the Loan Agreement, and (iii) as a direct result of such failure to fund, a Milestone Failure under clause (A) of the definition thereof occurs, then and only in such event shall such Milestone Failure be deemed to be a Milestone Success for purposes of this Section 2.7.”

Section 1.4. Section 7.22 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Audited Financial Statements. On or prior to May31, 2022, the Company shall deliver to the Acquiror the Financial Statements (as defined below) required for the amended 8-K Report and in compliance with applicable SEC rules and regulations, which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with GAAP consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby as well as any pro-forma financial statements required in accordance with any rule or regulation promulgated with the SEC in form and content required to be included in the amended 8-K Report. “Financial Statements” shall mean (i) the audited financial statements of the Company for the fiscal years ended December 31, 2019, 2020 and 2021, (ii) the unaudited financial statements of the Company as of March 31, 2020, 2021 and 2022, and (iii) any related pro forma financial statements or any other financial statements required under the rules and regulations promulgated by the SEC. The Transferors shall be solely responsible for the costs associated with the preparation and the audit of the Financial Statements to be delivered in accordance with this Section. If the Acquiror shall be required to pay for any of the costs associated with the preparation and audit of the Financial Statements set forth in this Section, such amount(s) shall be entitled to a right of setoff against the Holdback Shares in accordance with Section 10.2(e) of this Agreement.”

Section 1.5. Section 11(b)(ii) of the Original Agreement is hereby amended by replacing the number “90” with the number “238”.

Section 1.6. Section 10.6(e) of the Original Agreement is hereby amended and restated as follows: “For purposes of this Section 10.6, the value of the Acquiror Shares at the time of cancellation shall be calculated based on the average closing price of the Common Stock, as reported in the market where the Common Stock is then traded, for the ten trading day period ending on the trading day immediately preceding such time of cancellation.”

Article 2. Miscellaneous.

Section 2.1 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 2.2 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Original Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 2.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the Parties. Signatures transmitted by facsimile, electronic mail or other electronic transmission shall be effective as originals.

Section 2.4 Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, each party has duly executed and delivered this Amendment as of the date first above written.

“ACQUIROR”

MADISON TECHNOLOGIES, INC.

By:	/s/ Philip Falcone
Name:	Phillip A. Falcone
Title:	CEO

“COMPANY”

TOP DOG PRODUCTIONS, INC.

By:	/s/ Anthony Marsh
Name:	Anthony Marsh
Title:	CEO

“TRANSFERORS”

/s/ Jay Blumenfield
Jay Blumenfield

/s/ Anthony Marsh
Anthony Marsh

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